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                                                                    EXHIBIT 99.1

                      [VIACOM LOGO]            [SBS LOGO]

                                 October 5, 2004

                 VIACOM AND SPANISH BROADCASTING SYSTEM ANNOUNCE
                               STRATEGIC ALLIANCE

          BROAD-BASED PARTNERSHIP WILL TARGET GROWING HISPANIC AUDIENCE

      Viacom (NYSE: VIA and VIA.B) and Spanish Broadcasting System, Inc. (NASDAQ: SBSA) announced today that they are joining forces to more effectively target Hispanic consumers through a multimedia platform that would include radio, television and outdoor throughout the United States. The announcement was made by Leslie Moonves, Co-President and Co-Chief Operating Officer of Viacom and Raul Alarcon, Chairman and CEO of Spanish Broadcasting System (SBS).

      Under the terms of the transaction, Viacom's Infinity Broadcasting will merge FM radio station 93.3 FM serving the San Francisco market into SBS in exchange for an approximate 10% equity interest in SBS. Infinity will also receive warrants that will allow it to increase its equity stake in SBS by approximately another 5%. This transaction will require regulatory approval. Terms of the agreement were not disclosed.

      SBS will reformat the station and launch what will be the single most powerful Spanish-language radio station in the Bay area.

      "Viacom has been carefully monitoring the progress and expansion of the domestic Hispanic market and we believe that a great opportunity exists for our deeper involvement in this exciting growth sector," said Moonves. "We fully expect our commitment to this marketplace to continue and we're excited about establishing a partnership with a successful broadcaster such as SBS."

      Moonves added, "I would also like to extend my thanks to Joel Hollander and the team at Infinity who were instrumental in securing this important agreement with SBS."

      Raul Alarcon stated, "This alliance of SBS and Viacom will create a unique and compelling multimedia platform targeting the eyes and ears of U.S. Latinos for years to come. I am particularly gratified that one of the largest media companies in the world has validated the inherent value and expertise of SBS by choosing to partner with us to capture the future of this dynamic growth market," added Mr. Alarcon. "I'm grateful to Infinity management and Viacom for its confidence in affording SBS this opportunity."

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      SBS has also entered into a cross-promotional agreement with CBS and
Viacom Outdoor whereby the three business units will work together to more effectively market their respective properties. Infinity Solutions and Beyond, Infinity's in-house marketing and sales group, will also partner with SBS and work towards increasing both companies' national and regional advertising revenue.

ABOUT VIACOM

      Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion and distribution of entertainment, news, sports, music and comedy. Viacom's well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT: Country Music Television, Spike TV, Showtime, Blockbuster and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

ABOUT INFINITY

      Infinity Broadcasting is one of the largest major-market radio operators in the United States, with stations covering the news, modern rock, oldies, country, FM talk, classic rock and urban formats, among others. Infinity owns 185 radio stations, the majority of which are in the nation's top 50 markets and reach more that 70 million listeners a week and is also home to 29 of the country's leading sports franchises amongst the NFL, MLB, and NHL. Infinity is a division of Viacom, Inc.

ABOUT SPANISH BROADCASTING SYSTEM

      Spanish Broadcasting System is the largest Hispanic-controlled radio broadcasting company in the United States. After giving effect to proposed pending divestitures and acquisitions, the Company will own and/or operate 20 stations in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the top three Spanish-language radio stations in America among its heritage brands. The Company also operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company's corporate site can be accessed at www.spanishbroadcasting.com

      This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

      Cautionary Statement Regarding Forward-Looking Statements: This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions.

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Contacts:
Viacom
Susan Duffy
212/258-6347
Susan.duffy@viacom.com

Infinity Broadcasting
Karen L. Mateo
212/846-7638
Karen.mateo@infinitybroadcasting.com

CBS
Dana McClintock
212/975-1077
dlmcclintock@cbs.com

SBS
Jason Shrinsky
305/441-6901

Juan Garcia
305/443-9090